Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Eleven Biotherapeutics, Inc. for the registration of up to $150,000,000 of debt securities, common stock, preferred stock, depository shares, purchase contracts, purchase units and warrants and to the incorporation by reference therein of our report dated March 24, 2017, with respect to the consolidated financial statements of Eleven Biotherapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Boston, Massachusetts
March 16, 2018